EXHIBIT A

                                 FIRST ADDENDUM

                                       TO

                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                           HEARTLAND BANCSHARES, INC.

The Board of Directors of Heartland Bancshares, Inc. (the "Corporation"), desiring to amend the Amended and Restated Articles of Incorporation of the Corporation without shareholder action pursuant to Article IV, Section 3(a) thereof, hereby creates a series of Preferred Shares, which are hereby designated "Series A Preferred Shares" of the Corporation, that shall consist of one hundred thousand (100,000) of the Preferred Shares specified in Article III of the Amended and Restated Articles of Incorporation of the Corporation, and that shall have the following rights, preferences, limitations and restrictions:

               a.     Dividends and Distributions.

     (i) Entitlement to Dividends. Subject to the rights of the holders of any shares or any series of Preferred Shares ranking prior and superior to the Series A Preferred Shares with respect to dividends, and in preference to the holders of Common Shares and of any other junior shares, the holders of outstanding Series A Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December, in each year (a "Quarterly Payment Date"), commencing on the first Quarterly Payment Date after the first issuance of a share or fraction of a Series A Preferred Share, in a per share amount (rounded to the nearest cent) equal to (but subject to the provision for adjustment hereinafter set forth) 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than a dividend payable in Common Shares or a subdivision of the outstanding Common Shares (by reclassification or otherwise)), declared on the Common Shares since the immediately preceding Quarterly Payment Date or, with respect to the first Quarterly Payment Date, since the first issuance of any Series A Preferred Share or fraction thereof. In the event the Corporation shall at any time after June 23, 2000 (the "Rights Declaration Date") declare any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount to which holders of Series A Preferred Shares were entitled immediately prior to such event under clause (B) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after the event and the denominator of which is the number of Common Shares that were outstanding immediately prior to the event.

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     (ii) Declaration of Dividends.  The Corporation shall declare a dividend or
          distribution  on  the  Series  A  Preferred   Shares  as  provided  in
          subparagraph (i) of this paragraph immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares).

     (iii)Accrual of Dividends. Dividends shall begin to accrue and be cumulative on outstanding Series A Preferred Shares from the Quarterly Payment Date next preceding the date of issue of the shares, unless the date of issue of the shares is prior to the record date for the first Quarterly Payment Date, in which case dividends on the shares shall begin to accrue from the date of issue of the shares, or unless the date of issue is a Quarterly Payment Date or is a date after the record date for the determination of holders of Series A Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Payment Date, in either of which events the shares shall begin to accrue and be cumulative from such Quarterly Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Preferred Shares in an amount less than the total amount of the dividends at the time accrued and payable on the shares shall be allocated pro rata on a share-by-share basis among all shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Series A Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

        b. Voting Rights. The holders of Series A Preferred Shares shall have the following voting rights:

               (i) Number of Votes. Subject to the provision for adjustment hereinafter set forth, each Series A Preferred Share shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the number of votes per share to which holders of Series A Preferred Shares were entitled immediately prior to such event shall be adjusted by multiplying that number by a fraction, the numerator of which is the number of Common Shares outstanding immediately after the event and the denominator of which is the number of Common Shares that were outstanding immediately prior to the event.

               (ii) No Class Voting. Except as otherwise provided herein, in any other Articles of Amendment creating a series of Preferred Shares or any similar shares or by law, the holders of Series A Preferred Shares and the holders of Common Shares and any other shares of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

               (iii) No Special Voting Rights. Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for taking any corporate action.

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        c.     Certain Restrictions.

               (i) Dividends in Arrears. Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Shares as provided in paragraph a. are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series A Preferred Shares outstanding shall have been paid in full, the Corporation shall not:

                      (A) Declare or pay dividends or make any other distributions, on any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares;

                      (B) Declare or pay dividends, or make any other distributions, on any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, except dividends paid ratably on the Series A Preferred Shares and all parity shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all those shares are then entitled;

                      (C)    Redeem  or  purchase  or  otherwise   acquire  for
                             consideration shares   ranking   junior   (either
                             as  to   dividends  or  upon liquidation,
                             dissolution   or  winding  up)  to  the  Series  A
                             Preferred Shares, provided that the Corporation may at any time redeem, purchase or otherwise acquire any junior shares in exchange for shares of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Shares; or

                      (D) Redeem or purchase or otherwise acquire for consideration any Series A Preferred Shares, or any shares ranking on a parity with the Series A Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of those shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

               (ii) Limitation on Subsidiaries. The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of the Corporation unless the Corporation could, under subparagraph (i) of this paragraph c. purchase or otherwise acquire those shares at such time and in such manner.

     d. Reacquired Shares. Any Series A Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Preferred Shares and may be reissued as part of a new series of Preferred Shares subject to the conditions and restrictions on issuance set forth in the Articles of Incorporation, or in any Articles of Amendment creating another series of Preferred Shares or any similar shares or as otherwise required by law.

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     e.   Liquidation,   Dissolution  or  Winding  Up.  Upon  any   liquidation,
          dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares unless, prior thereto, the holders of Series A Preferred Shares shall have received an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Shares, or (2) to the holders of shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, except distributions made ratably on the Series A Preferred Shares and all such parity shares in proportion to the total amounts to which the holders of all such shares are entitled upon liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the aggregate amount to which holders of Series A Preferred Shares were entitled immediately prior to that event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying that amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after the event and the denominator of which is the number of Common Shares that were outstanding immediately prior to the event.

     f. Consolidation, Merger, etc. If the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other securities, cash and/or any other property, then in any such case each Series A Preferred Share shall at the same time be similarly exchanged or changed in an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Preferred Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Shares outstanding immediately after the event and the denominator of which is the number of Common Shares that were outstanding immediately prior to the event.

     g.   No Redemption.  The Series A Preferred Shares shall not be redeemable.
          h. Rank. The Series A Preferred Shares shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation's Preferred Shares. i. Amendment. The Articles of Incorporation of the Corporation shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series A Preferred Shares so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding Series A Preferred Shares, voting together as a single class. j. Expiration of Rights Agreement. In the event that the Rights Agreement dated as of June 23, 2000 between the Corporation and Heartland Community Bank, as Rights Agent, is terminated or expires prior to the issuance of any Series A Preferred Shares, all Series A Preferred Shares shall become authorized but unissued Preferred Shares and may be reissued as part of a new series of Preferred Shares subject to the conditions and restrictions on issuance set forth in the Articles of Incorporation or in any other Articles of Amendment creating a series of Preferred Shares or any similar shares or as otherwise required by law.